Exhibit 10.1
Private & Confidential
This Agreement is dated for reference as of April 9, 2018.
To:    Patrick Guido
Re:    Executive Employment Agreement
Dear Patrick:
This Agreement contains the terms and conditions of our offer of employment in the position of Chief Financial Officer. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
It is a condition of this offer that you remain eligible to work in Canada for the duration of your employment with the Company. This offer is also conditional upon:

1.	Approval of your authorization to work in Canada; and

2.	Completion of a background check.
If such authorization to work and background check are not completed to the Company’s satisfaction before the Effective Date, this offer will be of no force and effect.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION

1.01	Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 6.04.
“Base Salary” has the meaning attributed to such term in Section 3.01.
“Board” means the board of directors of lululemon athletica inc. in office from time to time.
“Bonus Plan” means the Company's Executive Bonus Plan as amended by the Company from year to year.
“Cause” includes, without limitation, the usual meaning of just cause under the common law or the laws of British Columbia.
“Company” means lululemon athletica inc.
“Compensation Committee” means the compensation committee of the Board.

“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including but not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
“Effective Date” of this Agreement means April 30, 2018.
“Executive” means Patrick Guido.
“Plan” means lululemon athletica inc.’s 2014 Equity Incentive Plan, as amended or replaced from time to time.
“Restrictive Covenant Agreement” has the meaning attributed to such term in Section 4.06.
“Termination Date” has the meaning attributed to such term in Section 5.01.
ARTICLE 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of Chief Financial Officer, on the terms and conditions set out herein.
(2)    The Executive will report to Chief Operating Officer.
(3)    The Executive shall perform duties and responsibilities as are normally provided by a Chief Financial Officer, of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time by Chief Operating Officer, subject always to the control and direction of the Chief Operating Officer.

2.02	Term
The term of this Agreement and the Executive’s employment under this Agreement will commence on the Effective Date and will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement.

2.03	Place of Employment
(1)    The Executive will perform the Executive’s duties and responsibilities for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of such offices.
(2)    The Executive acknowledges that the performance of the Executive’s duties and responsibilities will necessitate frequent travel to other places.
ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) in the amount of USD $520,000 per annum, payable in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive.

3.02	Bonus
The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be seventy five percent (75%) of Base Salary.

3.03	Retention Bonus
In exchange for your accepting employment with Company and remaining employed for a period of twelve (12) months (“Retention Period”), lululemon agrees to provide you with a retention bonus in the amount of USD $300,000 (“Retention Bonus”), less applicable tax and other withholdings. lululemon will pay you the Retention Bonus, in advance of you actually having earned it and remaining employed for the Retention Period. Because lululemon is advancing this unearned Retention Bonus to you in anticipation of retaining your services for the Retention Period, in the event you should voluntarily resign your employment with lululemon or if lululemon terminates your employment for cause, prior to completing the Retention Period, you agree to repay lululemon the Retention Bonus within 15 days of the date of such resignation or termination, in a prorated amount based on the length of employment (rounded upwards to the nearest whole month). Should you be required to repay any portion of the Retention Bonus, the amount of the Retention Bonus shall be adjusted so that you are paying back the pro-rata portion of the post-tax payment made to you. Should lululemon terminate your employment for any reason other than just cause prior to you completing the Retention Period, the Retention Bonus shall be considered earned in full on the date of termination.

3.04	Incentives
(1)    As an employee of the Company, you will be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of lululemon athletica inc., in its sole discretion. These potential equity awards currently consist of stock options, restricted share units, and performance share units. Subject to Compensation Committee approval, if your start date is April 30, 2018, you will be eligible for an equity grant of USD$384,615, being the target value of USD$500,000 prorated for 280/371 days of the fiscal 2018 year. Should your start date be different than April 30, 2018, the value of your equity grant will be different, depending on the number of days that you will be employed by the Company in the fiscal year.
(2)    Subject to the approval of the Compensation Committee of the Board of Directors of lululemon athletica inc., you will be awarded a one-time grant of a number of Restricted Share Units (RSUs) determined by dividing USD $100,000 by lululemon inc.’s fair market value per common share determined as of the effective date of the grant. Subject to your continued employment, the RSUs will vest over a three-year period, with one-third of the award vesting on or about each of the first, second, and third anniversaries of the grant date. RSU grants are subject to the terms of the Company’s equity incentive plan, the applicable grant agreements, and the Company’s practices and policies on granting RSU awards, including the Company’s standard RSU award agreement.
(3)    The Executive will also be eligible to participate in the Company’s employee share purchase plan, subject to the terms and conditions of such plan.

3.05	Benefits
The Executive will be entitled to participate in applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans.
3.06        Fund Your Future Program
The Company offers opportunities to contribute to a long term savings plan and to purchase Company stock via payroll deduction. If you are eligible to participate, the Company matches employee contributions in accordance with the plan provisions. Please review the applicable plans as eligibility and enrollment requirements vary. The Company reserves the right to alter these programs in whole or in part at any time without advance notice.

3.07	Leadership Development
We stand for personal development. We believe in creating the conditions for mindful performance to inspire people to design a life they love. You will have resources at your fingertips to embark on a development journey that will allow you to grow in all aspects of your life and show up as your fully expressed self.

3.08	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this offer are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs.

3.09	Vacation
The Executive will be entitled to three (3) weeks paid vacation each year. Such vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company. Except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason.

3.10	Relocation
The Executive is eligible for relocation services as per the attached summary. Upon lululemon receiving the Executive’s written acceptance of this offer of employment, the Executive will be contacted by a lululemon relocation/mobility representative to initiate the Executive’s relocation arrangements.

3.11	Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment or consulting work while employed by the Company.

4.02	Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

4.03	Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware including but not limited to the Company’s Code of Business Conduct.

4.04	Conflict of Interest
(1)    The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)    The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the CEO and obtain written authorization.

4.05	Business Opportunities:
During the Executive’s employment, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.

4.06	Restrictive Covenants
The Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.

4.07	Pre-existing Obligations
The Executive is hereby requested and directed by the Company not to disclose confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person.

4.08	Anti-bribery
During the Executive’s on-boarding and employment the Executive will be required to read and comply with the Company’s Handbook. The Handbook provides additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, the Code of Business Conduct (including policies related to gifts and entertainment and prohibiting bribes) and other benefits and time off programs. Failure to follow any of the Company’ policies may lead to immediate termination of employment. Additional information and resources are on youlu, , including the Company's policies on accessibility and accommodation for employees with disabilities, which is available following the Executive’s first day of work. If you have any questions or require assistance in accessing any Company policies as a result of a disability, please contact your People Potential Partner.

4.09	Confidential Information
(1)    The Executive acknowledges and agrees that the Executive shall not acquire any right, title or interest in or to the Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:

(a)
will not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company, and the Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and

(b)	the Executive you will take all necessary precautions against unauthorized disclosure of the Confidential Information.

(3)    If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive will advise the Company forthwith of such request or order and provide to the Executive all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.
ARTICLE 5 - TERMINATION

5.01	Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).

5.02	Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company thirty (30) days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.05 subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.

5.03	Payments on Termination Without Cause
(1)    If the Executive’s employment with the Company is terminated by the Company without Cause, the Executive will only be entitled to the following payments and benefits:

(a)
Accrued Compensation. The Company will pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company.

(b)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.

(c)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

(d)
Notice. The Executive will be entitled to fifteen months’ notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu, or a combination of notice and payment (the “Severance Payment”).  Any payment made pursuant to this Section 5.03(1)(d) shall be:

i.	less any termination or severance pay paid pursuant to the Employment Standards Act (British Columbia);

ii.	subject to regular and statutory withholdings, and

iii.	paid in equal instalments on the Company’s normal paydays.

iv.
for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive’s compliance with all surviving provisions of this Agreement and the Executive’s executive of a full general release in a form acceptable to the Company releasing all claims, known or unknown that the Executive may have against the

Company arising out of or any way related to the Executive’s employment or termination of employment with the Company.

(e)
RCA. Any amounts owing to the Executive pursuant to Section 5.03(d) that are above the minimum required under the Employment Standards Act (British Columbia) shall be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.

(f)
Deductions. The Company may deduct from the amounts payable by it to the Executive or for the Executive’s benefit pursuant to Section 5.03(1)(a), (b), (c), or (d) any amounts owing to the Company by the Executive.

(g)
Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive’s - benefit pursuant to Section 5.03 are reasonable.

(h)
No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, or any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company.

5.04	Payments on Termination by Company for Cause
If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:

(a)
Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(d)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

5.05	Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any change in position, duties or compensation.

5.06	Return of Property
Upon termination of the Executive’s employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information whatsoever.

5.07	No Termination Claims
Upon any termination of the Executive’s employment by the Company in compliance with this Agreement or upon any termination of the Executive’s employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Company, its Affiliates, any related or associated corporations or any other person as a consequence of such termination.

5.08	Resignation as Director and Officer
Upon any termination of the Executive’s employment under this Agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating - the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, if applicable.

5.09	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement attached as Schedule A, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS

6.01	Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.

6.02	Entire Agreement
This Agreement, including the Schedules to this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.03	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

6.04	Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.05	Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: VP, Legal
To the Executive:
Patrick Guido
or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.

6.06	Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

6.07	Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.08	Attornment
For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia will have jurisdiction to entertain any action arising under this Agreement and the Company and the Executive each hereby attorns to the courts of competent jurisdiction located in Vancouver, British Columbia.

Yours truly,
lululemon athletica inc.

By:	/s/ STUART HASELDEN
Stuart Haselden, Chief Operating Officer

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ PATRICK GUIDO
	Witness Signature	Patrick Guido

April 10, 2018
Date